Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated March 3, 2015

GRAPHIC OMMITTED

JPMorgan U.S. Sector Rotator TR Series X Index

Performance Update - March 2015

OVERVIEW
JPMorgan U.S. Sector Rotator TR Series X Index (the "Index") is a J.P. Morgan
index that tracks the total return of a monthly reconstituted portfolio of exchange-traded funds ("ETFs") selected out of a pool of ten U.S. sector ETFs and a U.S. short term treasury bond ETF based on a momentum and equal-volatility weighted approach.

Hypothetical and Actual Historical Performance -February 28, 2005 to February
27, 2015

GRAPHIC OMMITTED

Hypothetical and Actual Historical Volatility - through February 27, 2015

GRAPHIC OMMITTED

Key Features of the Index

The Index selects from a universe of 11 ETFs covering 10 US Sector ETFs and 1
Short Term Treasury Bond ETF.
Monthly rebalancing on the top 5 positive performing US Sector ETFs with an allocation to the Short Term Treasury Bond ETF otherwise Volatility mitigation monthly mechanism as the strategy deleverages by allocating to the Short Term
Treasury Bond ETF in high volatility regime.

Hypothetical and
Actual Historical
 Performance*      Jan    Feb    Mar    Apr   May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
    2015          -0.53% -0.40%                                                                      -0.92%
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
    2014          -4.67% 2.95%  0.06%  2.96% 1.31%  1.62%  -2.17% 3.82%  -0.89% 1.88%  3.11%  -0.59% 8.84%
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
    2013          3.75%  1.26%  4.70%  3.69% -3.05% -0.93% 4.22%  -3.25% 1.05%  4.19%  2.58%  2.69%  22.53%
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
    2012          1.43%  4.16%  3.07%  0.27% -1.64% 0.74%  1.24%  -0.83% 2.92%  -0.75% -1.09% 0.56%  10.37%
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
    2011          3.38%  3.68%  -0.09% 4.01% 1.73%  -0.84% 0.28%  -2.68% -0.04% 0.74%  -0.38% 0.59%  10.68%
----------------- ------ ------ ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2009 to
August 17, 2014, and the actual historical performance of the index based on the daily closing levels from August 18, 2014 to February 27, 2015. See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.

**As calculated through February 27, 2015

                         Consumer      Consumer

                         Discretionary Staple Select Energy Select Financial Select Health Care    Industrial   Utilities Select
 Materials    Technology    SPDR Dow   iShares 1-3
                         Select Sector Sector SPDR   Sector SPDR Sector SPDR        Select Sector Select Sector Sector SPDR
 Select Sector Select Sector Jones REIT Year Treasury
Recent Index Composition SPDR Fund       Fund          Fund        Fund             SPDR Fund     SPDR Fund       Fund
 SPDR Fund     SPDR Fund       ETF       Bond ETF
------------------------ ------------- ------------- ----------- ------------------ ------------- ------------- ----------------
 ------------- ------------- ---------- -------------
       March 15           21.2%         0.0%          0.0%       20.0%               0.0%          21.6%         0.0%
 18.1%         19.1%         0.0%       0.0%
------------------------ ------------- ------------- ----------- ------------------ ------------- ------------- ----------------
     February 15          0.0%          21.7%         0.0%        0.0%               18.1%         0.0%          19.4%
 0.0%          0.0%         20.8%       20.0%
                         ------------- ------------- ----------- ------------------ ------------- ------------- ----------------

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com March 02, 2015
*Represents the
monthly and full

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- February 27, 2015

                                            Three Year        Five Year      Ten Year Annualized Ten Year Annualized Ten Year Sharpe
 Ten Year
                                         Annualized Return Annualized Return      Return              Volatility          Ratio
 Correlation
---------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
JPMorgan U.S. Sector Rotator TR Series X

                                              11.5%             12.8%              10.7%               12.4%              0.87
  100.0%
Index

---------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
SandP 500 Total Return Index                    18.1%             16.2%              8.0%                20.4%              0.39
  67.6%
---------------------------------------- ----------------- ----------------- ------------------- ------------------- ---------------
Barclays U.S. Aggregate Bond Index

                                              2.8%              4.3%               4.8%                3.7%               1.30
  -22.2%
(Total Return)

Notes

Hypothetical, historical performance measures: Represents the performance of the JPMorgan U.S. Sector Rotator TR Series X Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through August 17, 2014 and actual performance from August 18, 2014 through February 27, 2015, as well as the actual performance of the SandP 500
Total Return Index and the Barclays U.S. Aggregate Bond Index over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the J.P. Morgan US
Sector Rotator TR Series X Index will outperform the SandP 500 Total Return Index
, the Barclays U.S. Aggregate Bond Index or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

SandP 500 Total Return Index represents the total returns of the SandP 500 Index.
Barclays U.S. Aggregate Bond Index (Total Return) represents the returns of the
Barclays U.S. Aggregate Bond Index.
Volatility: hypothetical, historical annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the hypothetical historical returns, as applicable to the relevant measurement period, of the JPMorgan US Sector Rotator TR Series X Index, SandP 500 Total
Return Index, and the Barclays U.S. Aggregate Bond Index.
Volatility represents the annualized standard deviation of the relevant index's arithmetic hypothetical daily returns since February 28, 2005. The Sharpe
Ratio, which is an hypothetical measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.
Correlation : Correlation refers to the performance of the relevant index to the JPMorgan U.S. Sector Rotator TR Series X Index.

The back-tested, hypothetical, historical annualized volatility and index returns may use substitutes for any ETF that was not in existence or did not meet the liquidity standards at that particular time.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and
JPMorgan.

Key Risks

  There are risks associated with a momentum-based investment strategy--The
JPMorgan U.S. Sector Rotator TR Series X Index (the "Index") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

  Correlation of performances among the constituents may reduce the performance of the Index--performances among the constituents comprising the Index from time to time (the "Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Constituents representing any one sector or asset type that have a substantial weighting in the Index could have a material adverse effect on the performance of the Index.

  Our affiliate, JPMS plc, is the Index sponsor and may adjust the Index in a way that affects its level--The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the
Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.

 The Index may not be successful and may not outperform any alternative strategy related to the Constituents.

 The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Constituents by asset type that may reduce your return.

 Changes in the value of the Constituents may offset each other.

 The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

 The Index was established on August 18, 2014 and has a limited operating history.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

You may access the Index Rules at www.sec.gov as follows:
http://www.sec.gov/Archives/edgar/data/19617/000095010314007302/crt_dp50334-fwp
..pdf

Disclaimer

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com March 02, 2015